March 9, 2005

HAND DELIVERED

Richard A. Kabaker, Esq.
3402 Heards Ferry Drive
Tampa, FL  33618

Dear Rick:

          The purpose of this letter agreement (the "Agreement") is to acknowledge and set forth the terms of our agreement regarding the compensation that you will be entitled to receive in the event your employment with Anchor Glass Container Corporation ("Anchor") is terminated by the Company without Cause (as defined herein) or by you for Good Reason (as defined herein) prior to the first anniversary of the date you execute this Agreement (the "Anniversary Date"). In consideration for the promises set forth below, you and Anchor hereby agree as follows:

          1. In the event that your employment is terminated by the Company without Cause or by you for Good Reason prior to the Anniversary Date, Anchor will continue to pay your current annual base salary in accordance with the payroll practices of Anchor through the Anniversary Date. Anchor may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law. For purposes of this Agreement, "Cause" shall mean: (i) your willful and continued failure to perform your duties as an officer and as general counsel of Anchor; (ii) your willful misconduct, materially injurious to Anchor, monetarily or otherwise; or (iii) your commission of a felony; in each case as determined by the Board of Directors of Anchor (the "Board"). For purposes of this Agreement, "Good Reason" shall mean: (i) assigning duties to you that are inconsistent with those of an officer of the Company; or (ii) failure to make the payments required under paragraphs 3 and 4 of this Agreement.

          2. Anchor's obligation to pay you any amounts under paragraph 1 of this Agreement will be subject to receipt by Anchor of an effective general release executed by you at the time your employment terminates.

          3. Your current annual base salary is $200,000 per year.

          4. You will serve as a member of the interim Operating Committee of Anchor reporting to the Board through the Chairman of the Board, until such date as the Board appoints a Chief Executive Officer or otherwise determines to terminate the interim Operating Committee. In consideration for your prospective service as a member of the


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Richard A. Kabaker, Esq.
March 9, 2005
Page 2


interim Operating Committee of the Company through December 31, 2005, the Company will make a one-time lump sum payment of $50,000 to you on March 31, 2005.

          5. You and Anchor agree that this Agreement contains the complete agreement between you and Anchor and that there are no other agreements or representations relating in any way to the subject matter of this Agreement and supercedes any and all prior agreements or understandings with respect to this Agreement's subject matter, except as expressly set forth herein.

          6. The provisions of this Agreement shall be construed in accordance with the internal laws, but not the laws of conflicts, applicable to agreements made in Florida.

          7. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.


ANCHOR GLASS CONTAINER CORPORATION


By: /s/ Peter T. Reno
    ----------------------------------
      --------------------------------
      Its: VP & Interim CFO
           ---------------------------


ACCEPTED AND AGREED,
THIS 9th DAY OF MARCH 2005

/s/ Richard A. Kabaker
--------------------------------------
Richard A. Kabaker, Esq.